Exhibit 99.1

HANSEN MEDICAL REPORTS 2010 FIRST QUARTER RESULTS

MOUNTAIN VIEW, Calif., May 5, 2010 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible medical robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported its business highlights and financial results for the first quarter ended March 31, 2010 and other recent business highlights.

Recent Business Highlights

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System Sales: The company recognized revenue on one system previously deferred from a prior period and shipped seven Sensei® Robotic Catheter Systems during the first quarter. Consistent with the company’s revenue recognition policies, revenue will be recognized on these seven systems as they are installed and physicians are trained, which the company expects will occur during 2010. From commercial launch through March 31, 2010, the company has shipped a cumulative total of 88 Sensei systems and recognized revenue on a total of 70 systems.

•	Catheter Sales: The company recognized revenue on 637 Artisan(™) Control Catheters shipped during the first quarter.

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Equity Financing: In April 2010, the company completed a successful public offering of common stock, selling 16.1 million shares with net proceeds to the company of approximately $29.8 million after deducting the underwriting discount and commissions and estimated offering expenses.

•

Clinical Trial: In April 2010, the company received conditional Investigational Device Exemption (IDE) approval from the U.S. Food & Drug Administration (FDA) authorizing use of the Sensei® Robotic Catheter System and the Artisan ® Control Catheter for introducing and positioning the Biosense Webster NAVISTAR® THERMOCOOL l® catheter in patients with Atrial Fibrillation (AF). The first case in the Artisan AF Trial is expected to occur this month.

•

Agreements with Siemens Healthcare: The company recently announced joint development and cooperation agreements with Siemens Healthcare to co-develop integrated products designed to help simplify complex cardiac procedures for the diagnosis and treatment of cardiac arrhythmias. The agreements will enable the creation of integrated product solutions by combining Siemens’ Artis zee® family of angiography systems and the syngo® DynaCT Cardiac with Hansen Medical’s Sensei® X Robotic Catheter System.

“We believe our first quarter system shipments and catheter unit sales reflect positively on the progress we continue to make in the electrophysiology market,” said Frederic Moll, M.D., president and chief executive officer of Hansen Medical. “In addition, the company recently achieved several key milestones that will be important as we look to expand our business in 2010 and beyond. To help fund our growth objectives, last month we raised net proceeds of $29.8 million with a successful public offering of common stock. We also announced a joint development and cooperation agreement with Siemens Healthcare to co-develop integrated product solutions to improve the diagnosis and treatment of cardiac arrhythmias. And finally, we received conditional IDE approval from the FDA and are going to commence a clinical trial using our Sensei system as an adjunct to the ablation process of AF. We hope that upon completion of this study we will have the data to support a submission to the FDA to obtain clearance for use in AF procedures,” said Dr. Moll.

2010 First Quarter Financial Results

Total revenue for the three months ended March 31, 2010 was $2.7 million compared to revenue of $7.5 million in the same period in 2009. Revenues for the quarter included recognition of revenue for one Sensei system previously deferred from a prior period and for the shipment of 637 Artisan control catheters at an average sales price of approximately $1,650. The company shipped a total of seven Sensei systems in the later part of the quarter. Consistent with the company’s revenue recognition policies, revenue will be recognized on these seven systems as they are installed and physicians are trained, which the company expects will occur during 2010. As of March 31, 2010 the company had a deferred revenue balance of $12.2 million.

Cost of goods sold for the three months ended March 31, 2010 was $3.6 million and included non-cash stock compensation expense of $167,000. Gross loss for the quarter was $0.9 million. This compares to gross profit of $2.1 million and gross margin of 27.8% for the same period in 2009, which included non-cash stock compensation expense of $223,000. Looking ahead in 2010, the company expects that cost of goods sold, both as a percentage of revenue and on a dollar basis, will continue to vary from quarter to quarter as manufacturing levels fluctuate and as revenues fluctuate due to changes in system and catheter sales volumes, the timing of revenue recognition on shipped systems, product mix and average sales prices per system and per catheter.

Research and development expenses for the three months ended March 31, 2010, including non-cash stock compensation expense of $496,000, were $4.8 million, compared to $5.7 million for the same period in 2009, which included non-cash stock compensation expense of $620,000. The decrease in research and development expenses was primarily the result of decreases in outside services coupled with a decrease in employee-related expenses due primarily to lower average headcount. During 2010, the company expects research and development expenses to increase from 2009 levels principally due to the on-going development of its vascular system platform, a 300 patient clinical study sponsored by the company and engineering activities to support the fiber optic shape sensing and localization technology under our Luna Innovations development agreement.

Selling, general and administrative expenses for the three months ended March 31, 2010, including non-cash stock compensation expense of $631,000, were $7.7 million, compared to $10.1 million for the same period in 2009, which included non-cash stock compensation expense of $1.8 million. The decrease in selling, general and administrative expenses was primarily due to decreased employee-related expenses, related primarily to lower average headcount and a decrease in non-cash stock compensation expense. During 2010, the company expects selling, general and administrative expenses to decline from 2009 levels primarily as a result of a decrease in legal and restatement-related expenses.

During the quarter, the company recorded a $10.0 million gain on the settlement of litigation with Luna Innovations Incorporated. Pursuant to the final agreements, which were executed in January 2010, Luna issued Hansen Medical shares of Luna common stock and a warrant equal to 9.9% of its outstanding common stock and a $5 million secured promissory note. Additionally, Luna licensed intellectual property to Hansen Medical and agreed to develop a fiber optic shape sensing and localization solution.

Other expense, net, for the three months ended March 31, 2010 was $492,000, compared to other expense, net, of $445,000 for the same period in 2009.

Net loss for the three months ended March 31, 2010, including total non-cash stock compensation expense of $1.3 million, was $3.8 million, or $(0.10) per basic and diluted share, based on average basic and diluted shares outstanding of 37.5 million shares. Net loss for the first quarter of 2009, including non-cash stock compensation expense of $2.6 million, was $14.1 million, or $(0.56) per basic and diluted share, based on average basic and diluted shares outstanding of 25.3 million shares.

Cash, cash equivalents and short-term investments as of March 31, 2010 were $23.1 million, compared to $28.3 million as of December 31, 2009. The lower cash balance is primarily due to the company’s normal operating expenses. Subsequent to the end of the first quarter, in April 2010, the company successfully completed a secondary public offering of common stock, selling 16.1 million shares with net proceeds to the company of approximately $29.8 million.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2010 first quarter results today, May 5, 2010 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 877-941-1465 or 480-629-9677. An audio replay will be available approximately one hour after the completion of the conference call through May 12, 2010, by calling 800-406-7325 or 303-590-3030, and entering access code 4289343.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei® Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hansen’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “believes,” “goal,” “estimate,” and similar words. Hansen intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the effect of credit, financial and general economic conditions on capital spending by our potential customers; risks and uncertainties inherent in our business, including potential safety and regulatory issues that could delay, slow or suspend our clinical trial or our sale efforts, uncertain timelines, costs and results of clinical trails and of developing new products, our ability to effectively sell, service and support our products, the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems, our ability to successfully manage our manufacturing, operating and other expenses, the scope and validity of intellectual property rights applicable to our products and competition from other companies; additional costs and resources necessary to address existing shareholder litigation regarding the restatement of our financial statements; potential claims and proceedings relating to our restatement, such as additional shareholder litigation and any action by the SEC, U.S. Attorney’s Office or other governmental agency which could result in civil or criminal sanctions against the company and/or current or former officers, directors or employees; our ability to remediate material weaknesses in internal controls over financial reporting; and other risks more fully described in the “Risk Factors” section contained in Hansen’s prospectus supplement filed with the Securities and Exchange Commission on April 16, 2010 and its periodic SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 16, 2010.

“Sensei”, “Artisan”, and “CoHesion” are trademarks of Hansen Medical, Inc., and “Hansen Medical”, “Hansen Medical and Heart Logo”, and “Hansen Medical Heart Logo” are registered trademarks of Hansen Medical, Inc. in the United States and other countries. Artis zee and syngo are registered trademarks of Siemens AG. Navistar and ThermoCool are registered trademarks of Biosense Webster.

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Investor Contacts:	News Media Contact:
Peter Osborne	Amy Cook
650.404.5800	925.552.7893
peter_osborne@hansenmedical.com	amy_cook@hansenmedical.com

Lasse Glassen Financial Relations Board 213.486.6546 lglassen@mww.com

—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenues	$2,711	$7,455
Cost of goods sold	3,570	5,381

Gross profit (loss)	(859)	2,074
Operating expenses:
Research and development	4,767	5,651
Selling, general and administrative	7,731	10,111
Gain on settlement of litigation	(10,003)	—

Total operating expenses	2,495	15,762
Loss from operations	(3,354)	(13,688)
Other expense, net	(492)	(445)

Net loss	$(3,846)	$(14,133)

Basic and diluted net loss per share	$(0.10)	$(0.56)

Shares used to compute basic and diluted net loss per share	37,540	25,344

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2010	December 31, 2009
Assets
Cash, cash equivalents and short-term investments	$23,130	$28,279
Accounts receivable	5,376	6,888
Inventories, net	6,691	7,406
Deferred cost of goods sold	3,225	2,535
Prepaids and other current assets	3,311	1,929
Property and equipment, net	12,543	13,460
Note receivable	5,000	—
Other assets	432	244

Total assets	$59,708	$60,741

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$3,113	$2,068
Deferred revenues	12,189	9,463
Debt	8,912	9,803
Other liabilities	6,324	5,654

Total liabilities	30,538	26,988

Stockholders’ equity	29,170	33,753

Total Liabilities and Stockholders’ Equity	$59,708	$60,741

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